Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

October 11, 2012

BARCLAYS CAPE: Barclays ETN+ Shiller CAPETM ETNs Barclays ETN+ Shiller CAPETM ETNs (the “ETNs”) as defined by a modified version of the classic are senior, unsecured debt securities issued CAPETM Ratio and possess relatively stronger by Barclays Bank PLC that are linked to the price momentum over the prior twelve months. performance of the Shiller Barclays CAPETM Each US equity sector is represented in the Index US Core Sector Index (the “Index”). Investors can by one of the nine S&P Select Sector Indices3 (the trade the ETNs on the NYSE Arca exchange1 at a “Sector Indices”). market price or receive a cash payment (less an investor fee) at the scheduled maturity or upon On a monthly basis, the Index first assesses early redemption2. equity market valuation of the nine sectors based on their historical CAPETM Ratio. The Index The Index incorporates the principles of long- then selects the top four undervalued sectors term investing distilled by Dr. Robert Shiller that possess relatively stronger price momentum and expressed through the CAPETM (Cyclically over the prior twelve months and allocates an Adjusted Price Earnings) Ratio. The Index aims equally weighted notional long position in the to provide notional long exposure to the top four total return version of each corresponding US equity sectors that are relatively undervalued Sector Index. Note Details Ticker CAPE IIV Ticker CAPEIV Issue Price $50.00 per ETN Bloomberg BXIICCST Index Ticker CUSIP 06742A669 Primary NYSE Arca Exchange Annual Fee 0.45% Inception Date October 10, 2012 Maturity Date October 12, 2022 Index Shiller Barclays CAPETM US Core Sector Index Issuer Barclays Bank PLC Shiller Barclays CAPETM S&P 500® TR US Core Sector Index Annualized Returns 11.3% 7.2% Annualized Volatility4 19.6% 21.2% Returns/Volatility Ratio 0.57 0.34 Correlation5 to the S&P 500® TR 96.9% 100% Source: Bloomberg, 9/3/2002–9/28/2012. Hypothetical Historical Performance 300 250 200 150 100 50 Sept 02 03 04 05 06 07 08 09 10 11 12 Shiller Barclays CAPETM US Core Sector Index S&P 500 TR The Shiller Barclays CAPE™ Core Sector Index was launched on October 5, 2012. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future performance. 1. The ETNs are listed on the NYSE Arca stock exchange under the ticker symbol “CAPE”. See “A Trading Market for the ETNs May Not Develop” in “Selected Risk Considerations” at the end of this document. 2. An investor may redeem the ETNs on a daily basis directly to the issuer, Barclays Bank PLC, provided that the investor presents at least 25,000 of the ETNs for redemption and follows the procedures described in the relevant pricing supplement. See “Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions” in “Selected Risk Considerations” at the end of this document. Before investing in the ETNs, investors should read in full the pricing supplement for the ETNs, available through visiting etnplus.com. 3. The Sector Indices are comprised of equity securities of all companies included in the S&P 500® that are classied as members of the relevant Sector according to the Global Industry Classification Standard (GICS”). Two of the GICS sectors, Information Technology and Telecommunication Services, have been combined to form the Select Sector Technology Index. 4. Annualized Volatility is calculated as a standard deviation of natural logarithm daily returns in the observation period multiplied by the square root of 252. Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance. 5. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefcient of one, while the correlation coefcient is zero when returns on two assets are completely independent. www.etnplus.com

Disclaimer Selected Risk Considerations An investment in the ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufcient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: Barclays Bank PLC will have the right to redeem or call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Dynamic Allocation and Strategy Risk: The value of the index will depend upon the success of the index in dynamically allocating among the Sector Indices. The allocation among the Sector Indices is based upon a proprietary index methodology sponsored by Barclays Bank PLC that may not provide outperformance relative to any alternative allocation among the Sector Indices or a diversied portfolio generally, and is made in accordance with pre-dened weightings that may not be optimal. Market and Volatility Risk: The market value of the ETNs may be inuenced by many unpredictable factors and may uctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a signicant loss if you sell your ETNs in the secondary market. Factors that may inuence the market value of the ETNs include prevailing market prices of the US stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other nancial instruments related to such index; and supply and demand for the ETNs, including economic, nancial, political, regulatory, geographical or judicial events that affect the level of such index or other nancial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Signicant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has led a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has led with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free +1 888 227 2275 (ext. 2-3430), or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Shiller Barclays CAPETM US Core Sector Index” is a trademark of Barclays Bank PLC. CAPETM” is a trademark of RSBB-I, LLC (RSBB”) and has been licensed for certain purposes by Barclays Bank PLC. Standard & Poor’s, S&P 500, S&P and S&P 500 Total Return are registered trademarks of Standard & Poor’s Financial Services, LLC (S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The Shiller Barclays CAPETM US Core Sector Index (the Index”) which is based on the S&P 500 and the Sector Indices is not sponsored or endorsed by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, S&P Dow Jones Indices”), but is published with their consent. The ETNs based on the Index are not sponsored or endorsed by S&P Dow Jones Indices or any of their respective affiliates and S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. 2012 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE CSNY438699 v6 | October 2012